UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2013 Annual Meeting of Stockholders and Proxy Statement Wednesday, June 5, 2013 8:00 a.m. (local time) Devon Energy Center Auditorium, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma

April 24, 2013

Dear Devon Stockholder,

You are invited to attend the 2013 Annual Meeting of Stockholders of Devon Energy Corporation on Wednesday, June 5, 2013. The meeting will be held at 8:00 a.m., local time, in the Devon Energy Center Auditorium, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma.

The Annual Meeting will focus on the formal items of business announced in the Notice of the 2013 Annual Meeting and Proxy Statement that follows. Additionally, we will present a report on Devon’s operations during 2012.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the Internet, telephone or by completing and mailing your Proxy Card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

J. Larry Nichols

Executive Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (local time) on Wednesday, June 5, 2013

Place	Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma

Items of Business	•	Elect eight directors for a term of one year;
•	Approve, in an advisory vote, executive compensation;
•	Ratify the appointment of the independent auditors for 2013;
•	Consider and vote upon the stockholder proposals set forth in this Proxy Statement, if presented; and
•	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 8, 2013 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:
•	Internet;
•	telephone; or
•	mail

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 1.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2013:

Our 2013 Proxy Materials, including the 2013 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012,

are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 24, 2013

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT TABLE OF CONTENTS (cont’d)

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof (Annual Meeting). The Annual Meeting will be held on Wednesday, June 5, 2013 at 8:00 a.m. We are sending this Proxy Statement to our stockholders on or about April 24, 2013.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation, including our subsidiaries and affiliates.

What are the Board of Directors’ voting recommendations?

•	For the election of the eight Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the ratification of the appointment of our independent auditors for 2013; and

•	Against the stockholder proposals set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 8, 2013 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 405,972,415 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 4, 2013; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 4, 2013; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive them, with paper copies of the proxy materials instead of a Notice. If you would like to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 4, 2013, the shares credited to your account will be voted by the 401(k) Plan Trustee in the same proportion as it votes shares for which it did receive timely instructions.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: corporate secretary@dvn.com or by calling (405) 235-3611.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Devon Energy

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or email: CorporateSecretary@dvn.com before the Annual Meeting and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Is my vote confidential?

Yes. We have procedures to ensure that regardless of whether stockholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a stockholder. In addition, special procedures have been established to maintain the confidentiality of shares voted in our 401(k) Plan.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of Directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of the Director nominee or withheld.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or CorporateSecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2013. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1. ELECTION OF DIRECTORS

Pursuant to provisions of our Restated Certificate of Incorporation (Certificate of Incorporation) and Bylaws, the Board of Directors shall consist of not less than three nor more than 20 Directors. Currently, the Board is comprised of eight Directors. Our Certificate of Incorporation and Bylaws provide for all Directors to be of one class and to be elected annually for a term expiring at the next Annual Meeting of Stockholders.

The Board of Directors has nominated for re-election incumbent Directors Robert H. Henry, John A. Hill, Michael M. Kanovsky, Robert A. Mosbacher, Jr., J. Larry Nichols, Duane C. Radtke, Mary P. Ricciardello and John Richels, whose terms expire at the 2013 Annual Meeting.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the nominees unless they are instructed otherwise. In the event any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Robert H. Henry Director since 2010 Age 60 Committees: •Audit •Governance

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was the elected Attorney General for the State of Oklahoma from 1986 to 1991 and served as an Oklahoma State Representative from 1976 to 1986.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program); the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his Bachelor’s degree and Juris Doctorate from the University of Oklahoma. He received an honorary degree of Doctor of Humane letters from the University of Tulsa and an honorary degree of Doctor of Laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a member of the Council on Foreign Relations, the American Law Institute, the National Conference of Commissioners on Uniform State Law and the William J. Holloway, Jr. American Inn of the Court, Master of the Court. While a federal judge, Mr. Henry served as Chair of the Committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the Board of Directors of the VERA Institute of Justice in New York and the Oklahoma Medical Research Foundation.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

John A. Hill Director since 2000 Age 71 Lead Director Committees: •Chair, Compensation

Experience and Qualifications

John A. Hill is a senior advisor on private equity investments and government policy liaison. He is a founder, the Vice Chairman and a Managing Director of First Reserve Corporation, an oil and gas investment management company formed in 1983. Mr. Hill brings to the Board his extensive knowledge of investment management and more than 35 years of experience investing in the oil and gas business.

Prior to founding First Reserve Corporation, Mr. Hill held executive positions in investment banking and investment management with several firms in New York. He co-founded Meridien Capital Company, a private equity firm. From 1976 to 1981, he served as Senior Vice President of F. Eberstadt & Co., Inc., an investment banking, research and institutional brokerage firm, and as President and Chief Executive Officer of Eberstadt Asset Management. He was founding Chairman of the Board of Eberstadt Energy Fund. Prior to 1976, Mr. Hill spent seven years in the U.S. Federal Government, first as Deputy Associate Director of the Office of Management and Budget and subsequently as Deputy Administrator of the Federal Energy Administration during the Ford administration.

Education

Mr. Hill received a Bachelor’s degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. He received an honorary Doctor of Philosophy degree from Bethel College.

Other Boards and Appointments

Mr. Hill has been a member of the Board of Trustees of the Putnam Funds in Boston since 1985 and currently serves on Putnam’s Audit Committee. He served as the Independent Chairman of Putnam from 2000 to 2011. Mr. Hill is Chairman of the Board of Trustees of Sarah Lawrence College and a member of the Advisory Board of the Millstein Center for Global Markets and Corporate Ownership at Columbia Law School.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Michael M. Kanovsky Director since 1999 Age 64 Committees: •Chair, Reserves •Audit

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1997, Mr. Kanovsky founded Bonavista Energy Corporation, which has grown to a present day market capitalization of approximately $3 billion. In 1978, he co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. Mr. Kanovsky has also held other executive positions, including Chief Executive Officer of Arrowstar Drilling and Vice President of Corporate Finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a Bachelor’s degree in Mechanical Engineering from Queen’s University as well as a Master’s degree in Business Administration from the Richard Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky has been a director of Bonavista Petroleum Ltd. since 1997 and serves as its Lead Director as well as a member of its Compensation, Reserves and Audit Committees. He has been a director of Pure Technologies Ltd. since 2003 and serves as its Lead Director and on its Audit and Governance Committees. Mr. Kanovsky has also been a director of TransAlta Corporation since 2004 and serves on its Governance Committee.

Mr. Kanovsky served on the boards of ARC Resources Ltd. from 1996 until 2012 and Argosy Energy from 2008 until 2011. He also served as Chairman of the Board of Taro Industries and Vice Chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its Senior Executive Board Chairman.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Robert A. Mosbacher, Jr. Director since 2009 Age 61 Committees: •Chair, Governance •Compensation •Reserves

Experience and Qualifications

Robert A. Mosbacher, Jr. is an accomplished business leader with more than 30 years in the energy industry. He is Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher bring to the Board his extensive background in the energy industry and his leadership skills which contributed to the development of the global marketplace.

In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of President and Chief Executive Officer of the Overseas Private Investment Corporation an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. From 1986 to 2005, he served as President and Chief Executive Officer of Mosbacher Energy Company. He was also Vice Chairman of Mosbacher Power Group, an independent electric power developer, from 1995 to 2003. Mr. Mosbacher had a distinguished public service career that included serving as Chairman of the Board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a Bachelor’s degree in Political Science from Georgetown University and a Juris Doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher has been a director of Calpine Corporation since 2009 and currently serves on Calpine’s Nominating and Governance Committee and Compensation Committee. As noted above, he is Chairman of Mosbacher Energy Company. In addition, Mr. Mosbacher is Chairman of the Board of CHF International and the Initiative for Global Development, and serves on the Board of the Americas Society. Mr. Mosbacher previously served as a member of the Devon’s Board from 1999 until 2005.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

J. Larry Nichols Director since 1971 Age 70 Executive Chairman

Experience and Qualifications

J. Larry Nichols is the Executive Chairman of Devon’s Board. Mr. Nichols and his father, John Nichols, founded Devon in 1971. His leadership and commitment have been seminal factors in the Company’s development and growth and vital to the energy industry in general. Mr. Nichols brings to the Board his knowledge and experience as a founder of the Company and a proven leader for more than 40 years.

Mr.Nichols served as the Company’s President from 1976 until 2003 and as Chief Executive Officer from 1980 to 2010. He has served on the Board since the Company’s inception and became Board Chair in 2000. At the end of 2012, Mr. Nichols retired as an employee of the Company, but he continues in the role of Executive Chairman of the Board.

Prior to founding Devon in 1971, Mr. Nichols served as law clerk to Mr. Chief Justice Earl Warren and Justice Tom Clark of the United States Supreme Court. He also worked in the United States Department of Justice’s Office of Legal Counsel under Assistant Attorney General William Rehnquist, who later became the Chief Justice of the United States Supreme Court.

Education

Mr. Nichols received a Bachelor’s degree in Geology from Princeton University in 1964 and a Juris Doctorate degree from the University of Michigan Law School in 1967.

Other Boards and Appointments

Mr. Nichols has been a director of Baker Hughes Incorporated since 2001 and currently serves as its Lead Director and as a member of its Finance Committee. He has also been a director of Sonic Corp. since 2007 and serves as Chairman of its Nominating and Governance Committee and on its Audit Committee. Mr. Nichols served as a director of BOK Financial Corporation, a financial services company, and Smedvig ASA, an independent energy company.

Mr. Nichols is on the Executive Committee and the Board of Directors of the American Petroleum Institute Inc., and the National Association of Manufacturers. He is also a member of the Independent Petroleum Association of America, the National Petroleum Council, the Natural Gas Supply Association, the Independent Petroleum Association of New Mexico and, the Oklahoma Independent Petroleum Association. Mr. Nichols also served on the Board of Governors of the American Stock Exchange. He has been inducted into the Oklahoma Hall of Fame.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Duane C. Radtke Director since 2010 Age 64 Committees: •Compensation •Reserves

Experience and Qualifications

Duane C. Radtke has over 40 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the Chief Executive Officer and President of Dominion Exploration and Production, a subsidiary of Dominion Resources Inc. from 2001 to 2007. During that period, he also served as Executive Vice President of Consolidated Natural Gas Company, a subsidiary of Dominion Resources Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including Executive Vice President of Production. Following Santa Fe Snyder’s acquisition by Devon in 2000, Mr. Radtke served as President of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a Bachelor’s degree in Mining Engineering from the University of Wisconsin.

Other Boards and Appointments

Since 2007, Mr. Radtke has served on the Board of Sabine Oil & Gas LLC, (formerly NFR Energy LLC) and serves as its Non-Executive Chairman and on its Compensation and Audit Committees. Mr. Radtke has been a director of Kris Energy since 2010 and serves on the Compensation Committee. He served as a director of Smith International, Inc. from 2009 until 2010, at which time Smith merged with Schlumberger Limited. Mr. Radtke also served as Chairman of the American Exploration and Production Council and as a Director of Consolidated Natural Gas Company.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Mary P. Ricciardello Director since 2007 Age 57 Committees: •Chair, Audit •Governance

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry, corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Incorporated, a leading independent power producer and marketer. She served in various financial management positions with the company, including Comptroller, Vice President and most recently Senior Vice President and Chief Accounting Officer.

Education

Ms. Ricciardello holds a Bachelor’s degree in Business Administration from the University of South Dakota and a Master’s degree in Business Administration with an emphasis in Finance from the University of Houston.

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation and Midstates Petroleum Company, Inc. For each company, she is the designated financial expert, serves as the Audit Committee chairperson and is a member of the Nominating & Governance Committee. She also serves on the Board of the National Association of Corporate Directors Houston Chapter. From 2003 to 2010, Ms. Ricciardello was a director, the Audit Committee chairperson and a member of the Nominating & Governance Committee for US Concrete. Ms. Ricciardello is an editorial advisor for the Journal of Accountancy.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

John Richels Director since 2007 Age 62

Experience and Qualifications

John Richels is an accomplished business leader with 35 years of experience in the oil and gas industry and legal profession. He has been the Company’s President since 2004 and Chief Executive Officer since 2010. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of Executive Vice President and Chief Financial Officer. After the acquisition, he served as Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the executive committee of the Canadian-based national law firm, Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a Law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels is currently a director of BOK Financial Corporation. He has served on the boards of a number of other publicly traded companies.

He is past chairman of the Oklahoma City National Memorial and past president of the Oklahoma City Philharmonic and the Petroleum Club of Oklahoma City. He is a member of the executive committee and board of directors of the Greater Oklahoma City Chamber of Commerce and serves on the boards of trustees of the Oklahoma City National Memorial, Oklahoma City University and SSM Health Care of Oklahoma. Mr. Richels also serves as a director and is a member of the executive committee of the American Exploration and Production Council and the Independent Petroleum Association of America and is a member of the University of Oklahoma’s International Programs Center’s Board of Visitors. He also served as Vice-Chairman of the board of governors of the Canadian Association of Petroleum Producers.

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met seven times in 2012. All Directors attended 75% or more of the total meetings of the Board of Directors and the respective Committees on which they served. We require a majority of our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2012 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO);

•	Foreign Corrupt Practices Act Policies and Procedures; and

•	Committee Charters.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Responsibility Report and information on our Environmental, Health and Safety Initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then current make-up of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

15	Commitment Runs Deep

CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has standing Audit, Compensation, Governance and Reserves Committees. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2012:

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Members	Functions of Committee	NumberofMeetingsin 2012
Mary P. Ricciardello 1,2	Monitors the integrity of the Company’s financial	9
Robert H. Henry	statements and reporting system;
Michael M. Kanovsky	Oversees the Company’s compliance with legal and
regulatory requirements;
Monitors the independent auditors’ qualifications
and independence;
Monitors the performance of the Company’s internal
auditors and independent auditors;
Reviews the Company’s financial risk exposure and
the steps management has taken to monitor and
Audit Committee	control such exposure;
Monitors the business practices and ethical
standards of the Company; and
Performs such other duties and responsibilities as
the Board shall approve and assign to the
Committee.
Members	Functions of Committee	NumberofMeetingsin 2012
John A. Hill 1	Reviews and approves the Company’s compensation	7
Robert A. Mosbacher, Jr.	philosophy and strategy;
Duane C. Radtke	Directs management to administer the annual
compensation process in accordance with the stated
compensation strategy of the Company and any
requirements of the appropriate regulatory bodies;
Reviews and approves the Company’s employee
benefit and incentive programs;
Annually reviews and determines total
compensation for each management Director,
currently the President and CEO;
Reviews and approves total compensation for the
Company’s executive officers in consultation with
Compensation Committee	the President and CEO;
Review with the President and CEO and advises the
Board with regard to executive officer succession
planning; and
Performs such other duties and responsibilities as
the Board shall approve and assign to the
Compensation Committee.

CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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Members	Functions of Committee	NumberofMeetingsin 2012
Robert A. Mosbacher, Jr. 1	Identifies and recommends qualified individuals to	5
Robert H. Henry	become Board members;
Mary P. Ricciardello	Evaluates and recommends nominees for election as
directors at the annual stockholders’ meetings or
for appointment between annual stockholders’
meetings;
Evaluates and recommends compensation or
revisions to compensation for members of the
Board;
Develops, recommends and reviews corporate
Governance Committee	governance guidelines for the Company; and
Performs such other duties and responsibilities as
the Board shall approve and assign to the
Goverance Committee.
Members	Functions of Committee	NumberofMeetingsin 2012
Michael M. Kanovsky 1	Performs an annual review and evaluation of the	2
Robert A. Mosbacher, Jr.	Company’s consolidated oil, bitumen, natural gas
Duane C. Radtke	and natural gas liquids; reserves;
Oversees the integrity of the Company’s reserves
evaluation and reporting system;
Assesses the reserves disclosure for the Company’s
compliance with legal and regulatory requirements
related to its oil, bitumen, natural gas and natural
gas liquids reserves;
Reviews the qualifications and independence of the
Company’s independent engineering consultants;
Monitors the performance of the Company’s
Reserves Committee	independent engineering consultants;
Monitors and evaluates the Company’s business
practices and standards in relation to the
preparation and disclosure of its oil, bitumen,
natural gas and natural gas liquids reserves; and
Performs such other duties and responsibilities as
the Board shall approve and assign to the
Committee.

CORPORATE GOVERNANCE (cont’d)

Director Independence

In accordance with our Corporate Governance Guidelines, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2012, with the exception of our Executive Chairman, J. Larry Nichols, and our President and CEO, John Richels, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board has considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided herein. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2010, 2011 and 2012, the Company made charitable contributions to OCU of $970,000, $158,000 and $125,000, respectively. The charitable contributions in 2010 were made pursuant to funding commitments we entered into in 2008 prior to Mr. Henry’s appointment to his current position at OCU and prior to his appointment to our Board. Mr. Henry was named President of Oklahoma City University in June 2010 and appointed to our Board in August 2010.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2012, the Lead Director presided over four executive sessions of the Board.

John A. Hill has served as our Lead Director since June 2010 and will serve in that position until a successor is named by the Board.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing Committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit Committee, Governance Committee, Compensation Committee and Reserves Committee have been delegated certain risk oversight responsibilities.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and Chief Executive Officer.

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CORPORATE GOVERNANCE (cont’d)

Separate individuals currently serve as Chairman and Chief Executive Officer of the Company. J. Larry Nichols, who retired as an employee of the Company effective December 31, 2012, serves as Executive Chairman of the Board. The Board believes that Mr. Nichols’ knowledge and experience as a founder and proven leader of the Company for more than 40 years blends well with the skills and attributes of the Company’s Chief Executive Officer, John Richels. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. Although the Board believes this structure is in the Company’s best interest at the present time, the Board may combine these positions in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that at any time the Chief Executive Officer holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director. These positions are currently held by different individuals, however the Chairman is not independent and the Board has appointed Mr. John Hill to serve as Lead Director.

Director Communication

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was comprised of three independent Non-Management Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

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CORPORATE GOVERNANCE (cont’d)

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and that is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

Mr. Nichols’ son-in-law is employed by the Company as an attorney. His total 2012 taxable compensation, including salary, bonus, stock grants and reimbursement of relocation expenses, was approximately $200,000 and was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Nichols was not involved in the evaluation of his son-in-law’s performance and his son-in-law’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

Director Compensation for the Year Ended December 31, 2012

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees receive no Director compensation. The following table shows compensation for the following Non-Management Directors for 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Total ($)
Robert H. Henry	84,000	120,180	66,593	270,773
John A. Hill	82,000	120,180	66,593	268,773
Michael M. Kanovsky	88,000	120,180	66,593	274,774
Robert A. Mosbacher, Jr.	92,000	120,180	66,593	278,773
Duane C. Radtke	75,000	120,180	66,593	261,773
Mary P. Ricciardello	97,000	120,180	66,593	283,773

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 6, 2012, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 3—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, our Non-Management Directors held the following unvested stock awards: Mr. Henry—4,500; Mr. Hill—5,000; Mr. Kanovsky—5,000; Mr. Mosbacher—5,000; Mr. Radtke—4,500; and, Ms. Ricciardello—5,000.

[2]

The dollar amounts reported in this column represent the grant date fair values of the option awards made to all Non-Management Directors on June 6, 2012, computed in accordance with FASB ASC Topic 718. The assumptions used to value option awards are discussed in Note 3—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry—9,000; Mr. Hill—23,000; Mr. Kanovsky 23,000; Mr. Mosbacher—12,000; Mr. Radtke—9,000; and, Ms. Ricciardello—18,000.

Mr. Nichols retired as an employee of the Company effective December 31, 2012. Because Mr. Nichols did not receive any compensation for his service as a director of the Company in 2012, he has not been included in the table above.

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CORPORATE GOVERNANCE (cont’d)

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2012:

Type of Fee	Amount
Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board Meeting attended in person	$2,000
Fee for each Board Meeting attended via telephone	$1,000
Fee for each Committee Meeting attended in person	$2,000
Fee for each Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Annual Equity Awards

As set forth in the Director Compensation Table above, in 2012, our Non-Management Directors were granted an annual award of 2,000 shares of restricted stock and 3,000 stock options under our 2009 Long-Term Incentive Plan (as amended and restated, the “LTIP”). Stock and option awards to Non-Management Directors are granted immediately following each Annual Meeting. Options vest on the date of grant and are granted at an exercise price equal to the closing price of our common stock on that date. Unexercised options expire eight years from the date of grant. With respect to restricted stock awards, 25% of each award vests on each anniversary of the date of grant, subject to the Director’s continued service to the Company. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

Changes to Director Compensation

Effective January 1, 2013, the Board, on the recommendation of the Governance Committee and in consultation with the Committee’s independent compensation consultant based on a study of peers and market trends, made the following changes to the compensation program for Non-Management Directors:

•	the annual cash retainer was increased to $70,000;

•	the annual equity award was fixed at the number of units having a value of $230,000 on the date of the grant, based on the closing price on that date;

•	the annual equity award will no longer include stock options and will be delivered only in Restricted Stock Awards (RSAs);

•	the annual retainer for the Lead Director was fixed at $10,000; and

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CORPORATE GOVERNANCE (cont’d)

•	the annual retainer for the non-employee chairman was fixed at $900,000, of which 30%, or $270,000, will be paid in cash and the remaining 70% or $630,000 will be delivered in RSAs.

The Board subsequently adopted an amendment to the LTIP to clarify that no restricted stock or restricted stock unit awards to Non-Management Directors may vest earlier than the first anniversary of the date of grant, except in the case of separation due to death, disability, or an approved reason, or the occurrence of a Change in Control Event (as defined under the LTIP). The Board may in the future award RSAs to non-employee Directors with different vesting schedules than those awarded in the past. However, those awards will be subject to a one-year minimum Board service requirement for vesting.

22	Commitment Runs Deep

GOVERNANCE COMMITTEE REPORT

The Governance Committee operates under a written Charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com. The Governance Committee is currently comprised of three independent Directors.

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2014 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Pursuant to our Bylaws, stockholders may recommend a director nominee by delivering a timely notice to our Corporate Secretary at the address above. Such a recommendation must be received between February 5, 2014 and March 7, 2014 in order to be considered timely. The stockholder’s notice must contain:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2014 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2013 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

23	Commitment Runs Deep

GOVERNANCE COMMITTEE REPORT (cont’d)

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•	ownership of Devon common stock equal to five times the Director’s annual retainer divided by the average daily closing price of the Company’s common stock for the prior year;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a Director, officer or employee of a competitor of the Company; and

•

notification to the Executive Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It periodically undertakes a corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee from time to time recommends enhanced corporate governance standards to the Board. The corporate governance standards that have been approved by the Board are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees;

•	the Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	the Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain its position at the forefront of corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman

Robert H. Henry

Mary P. Ricciardello

24	Commitment Runs Deep

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of three independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. For purposes of complying with the listing standards of the NYSE, the Board has determined that none of the Directors is currently serving on the audit committees of more than three public companies. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality, and the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2012, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•

discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with governance;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that has been filed with the SEC. The Audit Committee has approved KPMG LLP as the Company’s independent auditors for the year ending December 31, 2013.

Mary P. Ricciardello, Chairman

Robert H. Henry

Michael M. Kanovsky

25	Commitment Runs Deep

AUDIT COMMITTEE REPORT (cont’d)

Independent Auditors’ Fees

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2012 and December 31, 2011, the following fees were paid to KPMG LLP:

	2012	2011
Audit fees	$3,760,000	$3,423,000
Audit related fees	310,000	499,000
Tax fees	157,000	189,000
All other fees	—	281,000
	$4,227,000	$4,392,000

Audit fees included services for the audits of the financial statements and the effective operation of our internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of certain affiliates and subsidiaries, certain accounting consultation and review and assessment of certain processes and contracts related to certain of our information systems. Tax fees consisted of tax compliance and tax consulting fees. For the year ended December 31, 2011, other fees relate to a review and assessment of our primary data center.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2012 and 2011 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2012, the Reserves Committee:

•	approved Deloitte and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2012;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

Robert A. Mosbacher, Jr.

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2013 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it did last year, take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

In this Compensation Discussion and Analysis (CD&A), we outline our compensation philosophy and describe the material components of our executive compensation practices and programs for the following “named executive officers,” whose compensation is set forth in the 2012 Summary Compensation Table and other compensation tables contained in this proxy statement:

Executive	Position
John Richels	President and Chief Executive Officer
Jeffrey A. Agosta	Executive Vice President and Chief Financial Officer
David A. Hager	Executive Vice President, Exploration and Production
Darryl G. Smette	Executive Vice President, Marketing, Midstream and Supply Chain
Lyndon C. Taylor	Executive Vice President and General Counsel

This CD&A also summarizes the compensation decisions we made under these programs and the factors we considered in making those decisions.

The compensation objectives, practices, and programs discussed in this CD&A also apply to the three Executive Vice Presidents of the Company who are not named executive officers. In this CD&A, the term “executive officers” refers to the group that includes both the named executive officers and the other Executive Vice Presidents. On December 31, 2012, J. Larry Nichols, the Company’s Executive Chairman, retired as an employee of the Company. Mr. Nichols’ 2012 compensation does not place him among the named executive officers for inclusion in this CD&A.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Philosophy and Objectives

Our goal is to be the premier independent oil and natural gas company in North America and to provide our stockholders with top-quartile returns over the long-term. To achieve this, we strive to optimize our capital investments to maximize growth in cash flow, earnings, production and reserves, all on a per debt-adjusted share basis. This demands that the Company exercise capital discipline, maintain a strong financial position, invest in oil and gas properties with strong full-cycle returns, balance our production and resource mix between oil, natural gas liquids and natural gas, maintain a low overall cost structure, and establish an appropriate balance between resource capture and resource development.

This operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, the Company’s executive compensation program is designed to strike a balance between the near-term and the long-term by providing executive officers annual performance cash bonuses and long-term incentive awards. Properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of our compensation program are to:

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen and background to lead a large and diversified oil and gas business;

•	motivate and reward executives to drive and achieve our goal of increasing stockholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	track and respond to developments such as tightening of the labor market or changes in competitive pay practices.

The primary components of our executive compensation programs consist of long-term equity incentive awards, the opportunity to receive an annual performance cash bonus, and base salary. We generally target each component, as well as the aggregate of the components, at approximately the 50th percentile of market compensation comparables within a group of industry peer companies. Individual compensation levels may vary from these targets based on performance, expertise, experience, or other factors unique to the individual or the Company. We also provide retirement and other benefits in order to compete with the practices of our peer group.

Response to Stockholder Feedback and Say-on-Pay Vote

The Company seeks to engage with stockholders on an on-going basis and encourages their feedback. As with the prior year, Company management engaged in discussions with many stockholders on a variety of topics during 2012, including executive compensation and its tie to Company performance. Based on these conversations and commentary from other sources investors frequently consult, the Compensation Committee of the Board of Directors (the Committee) has focused on the following: (1) the determination of annual cash performance bonuses, (2) the form of long-term incentives granted by the Company, (3) the link between CEO pay and Company performance as measured by total stockholder return and other metrics, and (4) the peer group used by the Committee for benchmarking the Company’s pay and performance. In 2011, the Committee made changes in the Company’s executive compensation programs. We invite you to review our discussion of those changes in last year’s Proxy Statement. Details on the additional changes made since that time are contained in the following table.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Changes to Our Compensation Programs in 2012

Recent Stockholder Feedback on Compensation Practices	Changes to Compensation Practices in 2012	Addressed on Page(s)
Some stockholders desired more information about the annual cash bonus decision and the weighting of the measures involved.	The pre-set Company performance measures used in determining annual cash bonuses are now assigned specific weightings. This change follows other significant modifications to the bonus determination process in 2011, which included the addition of a formula for calculating bonuses and the assignment of target bonus opportunities for executives.	40
Long-term incentives in the form of stock options were not perceived to be performance based by some stockholders.	No stock options were awarded in 2012. 2012 long-term incentives were 100% performance based and delivered in the form of performance share units tied to total stockholder return (50%) and performance restricted stock tied to a financial metric (50%).	43
The performance target for performance restricted stock awarded in 2011 was not disclosed prospectively.	Performance restricted stock awarded in 2011 required that the Company achieve cash flow before balance sheet changes of at least $3.0 billion in 2012 in order to vest. Following 2012, the Committee certified that the Company achieved this metric, and the shares underlying the grant will vest 25% per year over four years. The 2013 performance target for performance restricted stock awarded in 2012 is disclosed in the table on page 42 of this CD&A.	42
Prior Company disclosures did not clearly illustrate the strength of the tie between CEO pay and Company performance.	The President and CEO’s 2012 direct pay decreased by $2.1 million, or 15.2%, as compared to the prior year in large part to reflect the Company’s total stockholder return (TSR) for 2012 relative to peers. This decrease also approximates the decrease in the Company’s TSR over the year. Additionally, the long-term incentives granted in 2012 are entirely performance based and will only pay out if certain levels of relative TSR and other financial metrics are achieved.	37
The peer group used by the Committee for benchmarking compensation included some companies that were considerably larger than the Company.	The largest company (as measured by market capitalization) in the 2011 peer group, Chevron Corporation, was replaced by Newfield Exploration Company for the 2012 peer group. As discussed later in this CD&A, the Committee primarily focuses on assets, market values, and enterprise values when selecting a peer group. The Company ranked above the peer group median on each metric at the time the Committee approved the 2012 peer group.	34
The 2010 transitions of former CEO J. Larry Nichols into the Executive Chairman position and Mr. Richels into the CEO position resulted in two highly paid executives in 2010 and 2011.	The Company completed the transition in 2012. Based upon Mr. Nichols’ 2012 level of compensation, he is not a named executive officer and, accordingly, is not included in this CD&A.	29

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NAMED EXECUTIVE COMPENSATION (cont’d)

We believe these changes respond to all major feedback received to date from our stockholders. These changes further underscore the Committee’s commitment to strengthening the tie between executive officer pay and performance and providing enhanced transparency to stockholders and will have a lasting and increasing impact on executive pay as they influence a greater percentage of compensation outcomes in subsequent years.

As in the past, the Company looks forward to continuing its dialogue with stockholders for further feedback on our compensation programs, processes, and outcomes, including the significant changes we implemented in 2011 and 2012.

Alternate Pay Calculations

Following this CD&A are various disclosure tables required by the SEC, including the Summary Compensation Table (SCT). The regulations applicable to the SCT require inclusion of several estimates, such as the financial accounting value of stock granted and the change in pension value. Because the SCT includes estimates, stockholders and other interested parties occasionally indicate a preference for alternate methods of pay calculation. The table below shows several alternate calculation methods and, as applicable, indicates where further discussion of the method is included in this CD&A. Also shown below is the 2012 income reported on the W-2 issued to each named executive officer pursuant to Internal Revenue Service regulations.

2012 Total Compensation with Alternate Pay Calculation Methods Amounts in Thousands
Name	SEC Total Compensation[1]	SEC Total Without Change in Pension Value [2]	Total Direct Pay Awarded in 2012[3]	Realizable Pay From 2012 Performance[4]	W-2 Taxable Pay[5]
John Richels	18,751	12,837	11,625	6,623	11,623
Jeffrey A. Agosta	4,375	3,185	2,921	1,710	2,198
David A. Hager	5,102	5,102	2,999	2,481	2,627
Darryl G. Smette	4,901	3,757	2,301	2,035	6,165
Lyndon C. Taylor	5,879	3,486	2,895	1,655	1,819

[1]	Total compensation for 2012 disclosed in the SCT on page 47.

[2]	Compensation in the SCT excluding the estimate for change in pension value.

[3]

Total of pay awarded by the Compensation Committee for 2012 performance inclusive of the grant date fair market value of stock awarded. See “Snapshot of 2012 Compensation Outcomes” on page 37 for further discussion of this aggregation.

[4]

Aggregation of 2012 salary and performance cash bonus with the intrinsic value as of December 31, 2012 of LTI awarded in 2011. See “Effects of Company Performance on President and CEO Realizable Pay” on page 38 for further discussion of the aggregation for the President and CEO.

[5]	Box 1 income reported on each named executive officer’s W-2 as required by the IRS.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Process

The Committee is responsible for and directs the process of reviewing and determining compensation for named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The roles of the Committee and the compensation consultant, which include the development of a peer group in order to benchmark our executive officers’ compensation, are further described in the following sections.

Role of the Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns regarding the Company’s operations. We believe this is a unique and highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, role, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for executive officers reporting to him.

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without any executive officer present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the President and CEO’s recommendations of compensation for the other executive officers.

Role of the Compensation Consultant

For the 2012 compensation process, the Committee retained as its external compensation consultant representatives from Meridian Compensation Partners, LLC (the Compensation Consultant). The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee did not direct the particular manner or method in which the Compensation Consultant performed these services. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee evaluates the performance and independence of the Compensation Consultant annually.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Benchmarking

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executive officers to the compensation of similarly situated executives at peer companies with business operations focused on exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as market value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2012, the Company was positioned above the 50th percentile of the peer group on each of these metrics.

The approved peer group for 2012 consisted of the 14 companies listed below. As noted, the Committee replaced Chevron Corporation with Newfield Exploration Company for the 2012 peer group.

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

ConocoPhillips

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

Murphy Oil Corporation

Newfield Exploration Company

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

Talisman Energy Inc.

The Committee’s benchmarking analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases.

Tally Sheet Review

The Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios.

Succession Planning

The Company has a robust succession planning process to ensure the development of executive talent for the near and long term. The process and progress are reviewed with the Committee and the Board of Directors on an annual basis.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Decisions in 2012

Company Performance

The Company posted mixed performance results relative to 2012 goals. On measures likely to influence the Company’s future growth, such as oil and gas reserves additions, successful execution of our exploration program, development of our workforce, and alignment with external stakeholders, the Company substantially met or exceeded goals. In particular, the value created through the joint ventures announced during the year and the addition of acreage in the Cline/Wolfcamp shale and Mississippi Lime plays stood out as strong accomplishments. With respect to several important short-term goals, the Company fell short. The Company’s TSR (stock price appreciation plus dividends) did not meet our desired top quartile position relative to peers. Further discussion of Company performance can be found on page 40.

Key 2012 Executive Compensation Decisions

The Company recognizes the importance of TSR to our stockholders and its significance in aligning the efforts of our executive officers with the interests of our stockholders. For 2012, the Company’s TSR fell short of our desired results. As such, the Committee made the following key compensation decisions at its meeting in November 2012:

•

each named executive officer received a performance cash bonus of 65% of his target bonus, which was a substantial decrease from the bonus levels of prior years and resulted in consecutive years in which bonus levels decreased;

•

the proportion of long-term equity incentives that vest based on future TSR performance relative to peers was increased from one-third of the total long-term incentives granted in 2011 to one-half in 2012, and the Company did not grant any stock options to executive officers;

•

our President and CEO’s direct pay decreased by approximately $2.1 million from the prior year due to reductions in the cash bonus and long-term equity incentives approved by the Committee for him; and

•	our President and CEO was not awarded a salary increase for 2013.

As a result of these decisions, the total direct compensation awarded to named executive officers who constituted named executive officers in both 2011 and 2012 (four of our five named executive officers) declined and, in the aggregate, fell by approximately $2.6 million, or 9%, when compared to the total direct compensation awarded to them in 2011 (see the “Comparison of Total Direct Executive Pay” table with footnotes on page 37). Further, year-over-year, the aggregate total direct compensation for this year’s named executive officers as compared to that of last year’s named executive officers declined by $3.6 million, or 19.5%.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Overview of Pay Decisions

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Since executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of performance cash bonuses and long-term incentive awards that vary based on performance. This practice is consistent with norms in the oil and gas industry. As illustrated below, compensation decisions in 2012 resulted in awards heavily weighted in favor of components subject to performance-related variability with cash bonuses and long-term incentives representing approximately 88% of the estimated value of total direct compensation awarded to our President and CEO and approximately 81% for all other named executive officers.

The Committee considers the following factors in making annual compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and Board of Directors that include the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	our compensation philosophy;

•	interviews with the executive officers;

•	the Compensation Consultant’s input;

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations (as applicable).

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NAMED EXECUTIVE COMPENSATION (cont’d)

Snapshot of 2012 Compensation Outcomes

The following table provides details on the total direct pay awarded to our named executive officers in our November 2012 meeting in which the Committee applied our modified performance cash bonus and long-term equity incentive frameworks. Please note that the dollar amounts reflected in the table below will differ from amounts contained in the Summary Compensation Table because the table below presents salary in the year of decision (not the year of payment) and values long-term incentive compensation (also referred as “LTI”) at the closing price on the date of grant rather than the accounting value required in the Summary Compensation Table. Additionally, this table excludes changes in pension value, which is not a cash contribution made by the Company but an estimate of pension growth that is based on prior years’ compensation and strongly influenced by the prevailing interest rate at the time of estimate. We believe this table appropriately identifies the elements of our executives’ compensation awarded for the Company’s performance in the year and de-emphasizes elements that are subject to factors outside the control of the Committee, such as actuarial formulas used in calculating pension values.

Comparison of Total Direct Executive Pay Decisions [1]
Executive	Decision Year	Salary[2]	Bonus	Value of Annual LTI Grant[3]	Total Direct Pay	2012 Compared to 2011
John Richels	2012	$1,400	$1,225	$9,000	$11,625	decrease of 15.2%
	2011	$1,400	$2,300	$10,001	$13,701
Jeffrey A. Agosta	2012	$561	$360	$2,000	$2,921	decrease of 4.9%
	2011	$550	$520	$2,002	$3,072
David A. Hager	2012	$791	$505	$2,999	$4,295	decrease of 7.2%
	2011	$775	$850	$3,001	$4,626
Darryl G. Smette	2012	$689	$440	$2,301	$3,430	decrease of 8.0%
	2011	$675	$755	$2,299	$3,729
Lyndon C. Taylor	2012	$587	$300	$2,301	$3,188	increase of 10.1%
	2011	$575	$520	$1,800	$2,895
					Aggregate	decrease of 9.2%

[1]	Dollar amounts in thousands.

[2]	For each named executive officer, (a) the salary determined at year end 2012 is assumed to be effective throughout 2013, and (b) the salary determined at year end 2011 was effective throughout 2012.

[3]

For the purposes of determining the number of shares underlying LTI grants, the Committee utilizes Black-Scholes-Merton method for stock options and face-value (value divided by grant date closing price) method for full value shares. The amounts in this table reflect the Committee’s methodology. As noted elsewhere in this CD&A, no stock options were awarded in 2012.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Effect of Company Performance on President and CEO Realizable Pay

As noted elsewhere in this CD&A, the Committee has implemented several changes to the Company’s compensation programs in order to further strengthen the tie between Company performance and executive pay. Compensation outcomes resulting from these changes will be manifested by the Company’s on-going performance and the pay realized by our executive officers over time. However, as illustrated by the chart below, Company performance in 2012 has already had a significant effect on actual and possible future compensation for our President and CEO. As of December 31, 2012, realizable pay had fallen by approximately $6.7 million, or 50.2%, from the target level because (a) stock options awarded in December 2011 were out of the money at year end 2012, (b) performance share units awarded in December 2011 were on track to payout only 50% of the shares underlying the grant, and (c) the cash performance bonus awarded for 2012 was paid at 65% of target.

All dollar amounts shown in thousands.

(1)	Aggregates the grant date fair values of LTI awarded by the Committee in December 2011 with the base salary and bonus target for 2012 determined at the same meeting.

(2)

Depicts values for stock options and performance share units as if each expired on December 31, 2012. As shown in the tables that follow this CD&A, neither award has expired. Accordingly, the awards may yield higher actual compensation outcomes than depicted.

Compensation Elements Used in 2012

The narrative that follows provides additional background and detail on the compensation decisions made in 2012 with respect to direct pay as well as our objectives in including each component of direct pay in our executive compensation programs.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Base Salary

A competitive base salary is vital to ensure that we employ executives who have a combination of business acumen, significant industry experience and longevity with the Company. In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers in similar positions at peer companies. Competitive base salaries, coupled with a weighting of our overall compensation package toward pay that varies based on performance, allows us to compete effectively.

At its November 2012 meeting, the Committee took the following factors into account when considering whether to adjust the salary of named executive officers for 2013:

•

external market forces and data, including the comparative position of our named executive officers’ base salaries relative to the peer group and the tight and competitive labor market for executive leadership in the industry;

•	the scope of responsibility, experience, and tenure of each named executive officer;

•	the development plans for, and potential to take on greater or different responsibilities of the named executive officer;

•	internal equity considerations; and

•	the President and CEO’s recommendations for named executive officers reporting to him.

Based on the foregoing, the Committee determined that, without adjustment, salaries would likely fall behind the Company’s market target of the 50th percentile in the near future. Therefore, the Committee approved the President and CEO’s recommendation to increase each Executive Vice President’s salary by approximately 2%. At the President and CEO’s request, the Committee decided to leave the President and CEO’s salary unchanged from the current level.

Annual Performance Cash Bonus

The Committee believes that performance bonuses awarded to executives should reflect the near-term financial, operating, and strategic performance and current decision-making that affects long-term stockholder value. As discussed in the Executive Summary of this CD&A, in 2012 the Committee enhanced its performance bonus determination process to further align current and future awards with performance and to provide greater transparency and structure.

The Committee now utilizes a bonus determination formula that establishes a pre-determined bonus target for each executive officer based on a percentage of his base salary. For 2012, bonus targets ranged from 80% to 135% of base salaries depending on industry norms for the relevant officer position. Actual bonus payouts depend on the Company’s performance in relation to structured and measurable goals approved by the Board of Directors. Because success in the oil and gas industry requires continuous execution on multiple fronts in order to increase stockholder value, the Company’s goals cover a number of both quantitative and qualitative areas, such as delivering stockholder returns and growing our oil and gas production and reserves.

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NAMED EXECUTIVE COMPENSATION (cont’d)

The 2012 performance measures, as set forth in the table below, were selected because they represent key metrics for our near-term performance and together they contribute to our prospects for sustainable growth of the Company and long-term value creation for the Company and our stockholders. In order to reflect the relative importance of those areas in light of our philosophy for performance cash bonuses, we assign a separate weighting to each performance measure. During its year-end meeting, the Committee assigns a performance score of between 0% to 200% for each performance measure, with a score of 100% indicating performance that meets expectations or goals. The Committee aggregates the weighted performance score for each of the measures to arrive at an overall Company performance score. The following table summarizes the Company’s performance on the measures selected for 2012:

Measure	Goal	Outcome	Weight	Score	Weighted Score
Total Stockholder Return[1]	Top quartile for 1-year TSR	12th of 15	20%	50%	10%
Oil and Gas Production	255 million BOE	250 million BOE	20%	50%	10%
Oil and Gas Reserves Additions	374 million BOE added	383 million BOE added	10%	110%	11%
Total Capital Expenditures	$8.25 billion	$8.47 billion	5%	75%	3.75%
Lease Operating Expenses per BOE	$8.18 per BOE	$8.30 per BOE	5%	50%	2.5%
Pre-Tax Cash Margin per BOE, normalized[2]	$24.48 per BOE	$23.67 per BOE	5%	75%	3.75%
Build and Execute a Sustainable Oil and Gas Exploration Program	Improve portfolio through addition of meaningful projects	Added Cline/Wolfcamp Shale and Mississippi Lime	5%	100%	5%
Environmental, Health and Safety[3]	Continuous improvement on various measures	Missed goals for recordable and preventable incidents	10%	50%	5%
Learning and People[4]	Increase number of key positions filled through internal promotion; employee turnover below industry mean	85% of key positions filled internally; turnover approx. equal to industry mean	10%	75%	7.5%
Maintain Social License to Operate	Identify and address risks to Company operations	Risks identified, response in progress	10%	75%	7.5%

Unrounded Company Performance Score	66%
Rounded Company Performance Score	65%

[1]	For TSR, the Company is ranked with the 14 peer companies listed under “Benchmarking” on page 34 .

[2]	Normalized to control for the effect of currency exchange rates and commodity price fluctuations so that the measure provides an accurate picture of the Company’s operational efficiency.

[3]	Environmental Health and Safety measures consisted of employee recordable incident rate, contractor recordable incident rate, preventable vehicle incident rate, spill rate, and lost spill rate.

[4]

Learning and People measures consisted of number of job positions with “ready-now” succession candidates, percent of promotional opportunities filled by internal candidates, and voluntary attrition rate.

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NAMED EXECUTIVE COMPENSATION (cont’d)

In assessing 2012 performance, the Committee noted that the Company substantially met its objectives in the areas of oil and gas reserve additions, new prospect development and resource additions, learning and people, and maintenance of its social license to operate. In addition, the Committee noted outstanding performance in relation to the execution of over $4 billion of highly accretive joint venture transactions. The Committee also noted that the Company missed its objectives in the areas of oil and gas production, capital expenditures, lease operating expenses, margin, and environmental health and safety.

While our compensation program is highly structured and makes use of metrics and formulas, the Committee maintains discretion to adjust the amount of performance cash bonuses by no more than 25% in order to recognize critical performance factors that may not have been fully taken into account in calculating the Company performance score. No such factors were identified for 2012. However, the Committee rounded the performance score down to 65% and bonuses to the nearest $5,000 increment. These represented the sole adjustments the Committee made.

The following table outlines the calculations made for the performance cash bonuses awarded for 2012:

Executive	2012 Salary[1]		Performance Bonus Target		Company Performance Score		Process Determined Bonus Amount[1]
John Richels	$1,400	X	135%	X	65%	=	$1,225
Jeffrey A. Agosta	$550		100%		65%		$360
David A. Hager	$775		100%		65%		$505
Darryl G. Smette	$675		100%		65%		$440
Lyndon C. Taylor	$575		80%		65%		$300

[1]	All dollar amounts in thousands.

Long-Term Incentives

A key element of our compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. Long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

In analyzing the value and type of long-term incentives awarded to our named executive officers, the Committee takes into account:

•	recent Company performance with a focus on how such performance creates value for our stockholders over the long-term;

•	each named executive officer’s individual performance during the year;

•	our compensation philosophy;

•	competitive market conditions;

•	historical practices, including the value of prior years’ long-term incentives;

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NAMED EXECUTIVE COMPENSATION (cont’d)

•	incentive awards for others in the organization; and

•	the impact of awards on the Company’s share dilution levels.

In 2012, the Committee determined that the creation of stockholder value would be promoted by linking all long-term incentives awarded in the year to Company performance. Accordingly, the two types of long-term incentives granted to named executive officers—performance restricted stock and performance share units—only vest if certain levels of performance are achieved. The Committee elected not to grant any stock options.

The following table describes the long-term incentives granted to named executive officers in 2012:

Type of LTI Award	Purpose	Vesting Conditions
Performance Restricted Stock (PRS)

PRS encourages executives to work toward achievement of a pre-set financial metric. For 2012 PRS awards, the Company must attain cash flow before balance sheet changes[1] of at least $3.5 billion in 2013 in order to vest.

Cash flow before balance sheet changes is an important metric for determining whether the Company has sufficient cash available to fund its capital expenditures and dividends and to service its debt.

• Shares only vest if the Company meets the applicable pre-set financial metric. •If metric is achieved, shares will vest 25% per year over four years.

• If metric is not achieved, grant will be forfeited.

Performance Share Units (PSU)

PSU encourages executives to make decisions and take actions that promote mid-term stockholder return.

If the Company’s TSR outperforms that of peer companies, executives earn more than the targeted number of shares (100%). If the Company’s TSR underperforms that of peers, executives earn fewer shares than targeted, with the potential for no payout.

• Executives may earn between 0 and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2013 through December 31, 2015).

• Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The following grid details the relationship between relative performance and payout levels.

	The Company’s TSR against its peers[2]	Payout percent of shares underlying grant
	1-3	200%
	4	180%
	5	160%
	6	140%
	7	120%
	8 (median)	100%
	9	85%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]

Cash flow before balance sheet changes is calculated as cash generated from operating activities over the applicable period absent the effect of changes in working capital and long-term assets and liabilities over the same period.

[2]	The Company and the 14 peer companies listed under “Benchmarking” on page 34 constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grant.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Benchmarking conducted in 2012 indicated that the value of long-term incentives awarded to the named executive officers in 2011 was generally consistent with the Company’s market objective of the 50th percentile of the peer companies. For 2012 awards, the Committee also targeted the 50th percentile.

During its year-end meeting, the Committee approved the grants set forth in the table below. In accordance with applicable accounting requirements, we use a different valuation method (in this case, a Monte Carlo simulation) in the Summary Compensation Table for performance share units. The Monte Carlo simulation for the performance share units assigned a higher per unit value than the closing price for the Company’s stock as of the grant date.

Executive	Item[1]	Performance Restricted Stock[2]	Performance Share Units[2]
John Richels	Shares	85.56	85.54
	Value	$4,500	$4,499
Jeffrey A. Agosta	Shares	19.02	19.00
	Value	$1,000	$999
David A. Hager	Shares	28.52	28.50
	Value	$1,500	$1,499
Darryl G. Smette	Shares	21.88	21.86
	Value	$1,151	$1,150
Lyndon C. Taylor	Shares	21.88	21.86
	Value	$1,151	$1,150

[1]

For each executive, the Committee first determines the total value of long-term incentives to be awarded then apportions the total value by type of long-term incentives. The Committee uses the face-value method (value divided by grant date closing price) in valuing performance restricted stock and performance share units and applies. The Committee also rounded grants to whole shares.

[2]	Share and value amounts in thousands.

In making its award decisions, the Committee noted its continued confidence in the strategic direction set by the named executive officers as well as the demonstrated ability of the named executive officers to react on a timely basis to changes in the commodity pricing environment. Based on the foregoing, the Committee determined it would be appropriate to award Messrs. Agosta, Hager, and Smette long-term incentive awards at the same value as the prior year. The Committee granted LTI to Mr. Taylor with a value of approximately $500,000 more than the prior year based on a review of peer company compensation practices and desired stock ownership levels. For Mr. Richels, the Committee decreased the value of his grant by approximately $1,000,000 as compared to the prior year in order to better align his overall pay package in light of the Company’s TSR performance relative to that of the peer group.

For each named executive officer, the overall award’s face value was divided into approximately equal portions between performance restricted stock and performance share units.

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NAMED EXECUTIVE COMPENSATION (cont’d)

ADDITIONAL COMPENSATION INFORMATION

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•

a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•

a qualified Defined Benefit Plan that provides annual retirement income of 65% of final average compensation (i.e., the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25; and

•

a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or SRIP) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25 years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan and the SRIP, Mr. Hager is eligible to participate in the enhanced defined contribution structure of the 401(k) Plan and receive a Company retirement contribution to his 401(k) account of 8% of his compensation. He is also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP, and the defined contribution plans as well as the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December 31, 2012 section on page 53 and the Nonqualified Deferred Compensation Plan in 2012 section on page 57.

Other Benefits

The perquisites made available to our executives are both limited and minimal. They are listed in detail in the “All Other Compensation” table on page 48. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been less than that of other companies in our peer group.

Post-Termination or Change in Control Benefits

We maintain employment agreements with each of our named executive officers. These agreements provide each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

44	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

If a named executive officer is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to Mr. Hager’s nonqualified defined contribution plan, an additional three years of contributions by the Company). The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code.

Employment agreements with post-termination and change in control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change in Control section on page 59 for more information.

Material Differences in President and CEO Compensation

Mr. Richels’ total compensation for 2012 was higher than that of other named executive officers primarily because of his position as President and CEO, his experience and stature in the industry, the compensation levels of comparable executives of other companies against whom his compensation is benchmarked, and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Richels’ compensation recognized the leadership role he is exercising with respect to the day-to-day operations of the Company.

Stock Ownership Guidelines

Ownership of our stock by our executives aligns their interests with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Five times base salary
Executive Vice Presidents	Three times base salary

As of March 31, 2013, each executive officer held stock in excess of the levels required in the guidelines. Moreover, our executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which restrictions have not lapsed.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 67.

45	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review and discussion of the compensation program with the Compensation Consultant, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of our compensation program between cash and equity mix, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to our stock ownership guidelines.

Based on this review and discussion, the Committee believes that the total executive compensation program does not encourage executive officers to take unnecessary or excessive risk.

Consideration of Tax Implications

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

The Company believes that any shares which ultimately vest from the performance restricted stock and performance share units granted in 2012 will qualify as “performance-based” compensation. In particular, the cash flow target established for the vesting of performance restricted stock serves the purpose of qualifying those awards as performance-based, thereby preserving the ability of the Company to treat the awards as a compensation expense for tax purposes.

46	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to our named executive officers for the years indicated below. The named executive officers are our President and Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers of the Company serving as of December 31, 2012. This table should be read together with our Compensation Discussion and Analysis (see page 29), which includes information about our compensation philosophy and objectives and describes significant changes that were made in 2012 to our programs for performance cash bonuses and long-term incentive awards.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]		Option Awards ($)[1]		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]	All Other Compensation ($)[3]	Total ($)
John Richels	2012	1,400,000	1,225,600	9,930,535		0		5,914,149	280,629	18,750,913
President and	2011	1,396,154	2,300,600	7,517,206	[4]	3,333,552		3,285,798	177,820	18,011,130
Chief Executive Officer	2010	1,226,442	2,500,600	5,000,583		5,000,322		3,988,522	193,902	17,910,371
Jeffrey A. Agosta	2012	549,039	360,600	2,206,572		0		1,190,505	68,727	4,375,443
Executive Vice President	2011	561,949	520,600	1,504,483	[4]	667,055		537,780	41,543	3,833,410
and Chief Financial Officer	2010	398,505	550,600	1,148,673	[5]	1,148,524	[5]	333,895	41,054	3,621,251
David A. Hager	2012	775,000	505,600	3,309,332		0		0	512,491	5,102,423
Executive Vice President	2011	771,154	850,600	2,256,073	[4]	1,000,008		0	411,314	5,289,149
	2010	675,000	900,600	1,499,808		1,500,631		0	154,108	4,730,147
Darryl G. Smette	2012	675,000	440,600	2,538,561		0		1,144,188	103,128	4,901,477
Executive Vice President	2011	672,500	755,600	1,727,611	[4]	766,941		1,504,635	81,924	5,509,211
	2010	610,000	800,600	1,151,015		1,150,528		1,647,878	115,402	5,475,423
Lyndon C. Taylor	2012	575,000	300,600	2,538,561		0		2,393,566	71,355	5,879,082
Executive Vice President	2011	574,038	520,600	1,351,816	[4]	600,464		639,829	62,922	3,749,669
	2010	550,000	550,600	899,518		900,646		529,280	74,375	3,504,959

[1]

The dollar amounts reported in these columns represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 3 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

[2]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under our Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year were not paid to the executives during the applicable year. Further, approximately $2,152,000 of the change in Mr. Richels’ pension value in 2012 is solely attributable to a change in the discount rate required to be used in the calculation. For Messrs. Agosta, Smette and Taylor, approximately $552,000, $947,000 and $605,000, respectively, of the change in their pension value is solely attributable to a change in the required discount rate. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants.

[3]	Details of the dollar amounts for 2012 in this column are shown in the supplemental table that follows.

[4]

One-half of each executive’s 2011 stock award was granted in the form of performance restricted stock that required the Company to attain cash flow before balance sheet changes of at least $3 billion for 2012 in order to vest. In January 2013, the Committee certified achievement of the goal, and 25% of the shares underlying the grants was released. The remaining shares underlying the grants will vest ratably on the 2nd, 3rd and 4th anniversaries of the grant date (December 1) in accordance with the applicable award agreement.

[5]

The dollar amounts reported in these entries reflect $148,189 of restricted stock and $147,658 of stock options that were awarded upon Mr. Agosta’s appointment as the Company’s Executive Vice President and Chief Financial Officer in March 2010. It also includes $1,000,484 of restricted stock and $1,000,866 of stock options that were awarded upon the annual grant in December 2010.

47	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

The following supplemental table shows the components of “All Other Compensation” for 2012 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)		Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan Employer Contribution ($)	Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Personal Air Travel ($) [1]	Total ($)
John Richels	7,524	15,000		219,069	—	—	39,036	280,629
Jeffrey A. Agosta	1,710	15,000		52,017	—	—	—	68,727
David A. Hager	4,902	27,100	[2]	42,785	114,092	317,519	6,093	512,491
Darryl G. Smette	14,478	15,000		73,650	—	—	—	103,128
Lyndon C. Taylor	2,622	15,000		53,733	—	—	—	71,355

[1]

The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

[2]	Mr. Hager joined the Company after the Defined Benefit Plan was closed to new entrants. As a result, he is eligible for and receives additional employer retirement contributions to his 401(k) plan.

48	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS DURING 2012

			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)[1]
Name	Grant Date	Type of Grant	Threshold (#)	Target (#)	Maximum (#)
John Richels	11/29/2012	Performance Share Units[2]	0	85,540	171,080	5,430,079
	11/29/2012	Performance Restricted Stock[3]	0	85,560	85,560	4,500,456
Jeffrey A. Agosta	11/29/2012	Performance Share Units[2]	0	19,000	38,000	1,206,120
	11/29/2012	Performance Restricted Stock[3]	0	19,020	19,020	1,000,452
David A. Hager	11/29/2012	Performance Share Units[2]	0	28,500	57,000	1,809,180
	11/29/2012	Performance Restricted Stock[3]	0	28,520	28,520	1,500,152
Darryl G. Smette	11/29/2012	Performance Share Units[2]	0	21,860	43,720	1,387,673
	11/29/2012	Performance Restricted Stock[3]	0	21,880	21,880	1,150,888
Lyndon C. Taylor	11/29/2012	Performance Share Units[2]	0	21,860	43,720	1,387,673
	11/29/2012	Performance Restricted Stock[3]	0	21,880	21,880	1,150,888

[1]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards. The assumptions used to value stock awards are discussed in Note 3 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

[2]

For performance share units, the number of shares listed is based on target level performance. The actual number of shares paid out will be based on the Company’s relative total stockholder return, determined pursuant to the grid set forth on page 42 of this proxy, for the three-year period from January 1, 2013 to December 31, 2015. The number of shares paid out will be determined by the Committee following the period.

[3]

Performance restricted stock will only be earned if the Company achieves a pre-set financial goal for 2013 (see page 42 of this proxy for the additional information on the goal). The Committee will determine whether the goal has been achieved at the conclusion of 2013. If the goal is met, 25% of the grant’s shares will immediately vest and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date. If the Company does not achieve the goal for 2013, the entire grant will be forfeited.

49	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock, performance restricted stock and performance share awards owned by our named executive officers on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Richels	43,400	[3]		66.39	12/11/2013
	63,600	[3]		71.01	12/11/2014
	76,800	[3]		89.15	12/09/2015
	126,600	[3]		65.32	12/07/2016
	95,680	[3]	23,920	63.80	12/07/2017
	112,260	[3]	74,840	73.43	12/01/2018
	58,070	[3]	87,105	65.10	11/30/2019
						10,750	559,430
						34,050	1,771,962
								51,220	[4]	2,665,489
								51,200	[5]	2,664,448
								85,560	[6]	4,452,542
								85,540	[7]	4,451,502
Jeffrey A. Agosta	15,800	[3]		66.39	12/11/2013
	18,000	[3]		71.01	12/11/2014
	16,100	[3]		89.15	12/09/2015
	1,000	[3]		88.91	12/30/2015
	31,000	[3]		65.32	12/07/2016
	21,840	[3]	5,460	63.80	12/07/2017
	3,540	[3]	2,360	64.43	03/30/2018
	22,470	[3]	14,980	73.43	12/01/2018
	11,620	[3]	17,430	65.10	11/30/2019
						2,450	127,498
						1,150	59,846
						6,813	354,549
								10,260	[4]	533,930
								10,240	[5]	532,890
								19,020	[6]	989,801
								19,000	[7]	988,760
David A. Hager	36,000	[3]	9,000	44.69	03/30/2017
	45,440	[3]	11,360	63.80	12/07/2017
	33,690	[3]	22,460	73.43	12/01/2018
	17,420	[3]	26,130	65.10	11/30/2019
						5,000	260,200
						5,000	265,404
						10,213	531,485
								15,380	[4]	800,375
								15,360	[5]	799,334
								28,520	[6]	1,484,181
								28,500	[7]	1,483,140

50	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darryl G. Smette	29,400	[3]		66.39	12/11/2013
	31,800	[3]		71.01	12/11/2014
	30,200	[3]		89.15	12/09/2015
	45,000	[3]		65.32	12/07/2016
	32,800	[3]	8,200	63.80	12/07/2017
	25,830	[3]	17,220	73.43	12/01/2018
	13,360	[3]	20,040	65.10	11/30/2019
						3,675	191,247
						7,838	407,890
								11,780	[4]	613,031
								11,760	[5]	611,990
								21,880	[6]	1,138,635
								21,860	[7]	1,137,594
Lyndon C. Taylor	15,000	[3]		68.64	09/29/2013
	15,000	[3]		66.39	12/11/2013
	24,600	[3]		71.01	12/11/2014
	24,000	[3]		89.15	12/09/2015
	40,300	[3]		65.32	12/07/2016
	29,360	[3]	7,340	63.80	12/07/2017
	20,220	[3]	13,480	73.43	12/01/2018
	10,460	[3]	15,690	65.10	11/30/2019
						3,300	171,732
						6,126	318,797
								9,220	[4]	479,809
								9,200	[5]	478,768
								21,880	[6]	1,138,635
								21,860	[7]	1,137,594

[1]	Restricted stock awards granted March 31, 2009, December 8, 2009, March 31, 2010 and December 2, 2010 vest 25% on each anniversary of the grant date.

[2]	Based on a stock price of $52.04, the closing price of our common stock on December 31, 2012.

[3]

Options granted September 30, 2005, December 12, 2005, December 12, 2006, December 10, 2007, December 31, 2007, December 8, 2008, March 31, 2009, December 8, 2009, March 31, 2010, December 2, 2010 and December 1, 2011 vested 20% on the date of grant and an additional 20% on each anniversary of the grant date.

[4]

In January 2013, the Committee determined that the Company achieved the performance goal set as a condition to the vesting of performance restricted stock granted in 2011. Accordingly, 25% of the shares underlying the grant immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date (December 1) in accordance with the applicable award agreements.

[5]

For performance share units granted in 2011, the number of shares listed is based on target level of performance. The actual number of shares paid out will be based on the Company’s relative total stockholder return, determined pursuant to the grid set forth on page 38 of last year’s proxy. Share payouts for half of the target amount will be based on relative performance for the two-year period of January 1, 2012 to December 31, 2013, the other half will be based on relative performance for the three-year period of January 1, 2012 to December 31, 2014. The number of shares paid out will be determined by the Committee following each period.

[6]

Performance restricted stock granted in 2012 will only be earned if the Company achieves a pre-set cash flow goal for 2013 (see page 42 of this proxy for the additional information on the goal). The Committee will determine whether the goal has been achieved at the conclusion of 2013. If the goal is met, 25% of the shares granted will immediately vest and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date. If the Company does not achieve the goal for 2013, the entire grant will be forfeited.

51	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

[7]

For performance share units granted in 2012, the number of shares listed is based on target level of performance. The actual number of shares paid out will be based on the Company’s relative total stockholder return, determined pursuant to the grid set forth on page 42 of this proxy, for the three-year period from January 1, 2013 to December 31, 2015. The number of shares paid out will be determined by the Committee following the period.

OPTION EXERCISES AND STOCK VESTED DURING 2012

The table below shows the number of shares of our common stock acquired during 2012 upon the exercise of options. This table also includes information regarding the vesting during 2012 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1] & 2	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[3]
John Richels	160,000	4,842,630	39,900	2,087,693
Jeffrey A. Agosta	34,338	583,270	11,764	646,423
David A. Hager	0	0	15,206	887,433
Darryl G. Smette	146,000	3,891,440	11,594	607,352
Lyndon C. Taylor	0	0	9,962	522,086

[1]

The dollar amounts shown in this column are determined by multiplying the number of options exercised by the difference between the per share market price of underlying common stock at exercise and the per share exercise price of the options.

[2]

The only options exercised in 2012 by named executive officers were those scheduled to expire in 2012 if unexercised. Neither Mr. Richels nor Mr. Agosta disposed of any shares acquired upon exercise except to cover the costs or taxes associated with the exercise. For Mr. Smette’s options exercised, only a small portion of the shares acquired, 9600, were disposed of other than to cover costs or taxes associated with the exercise.

[3]	The dollar amounts shown in this column are determined by multiplying the number of stock awards that vested by the per share market price of our common stock on the vesting date.

52	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

PENSION BENEFITS FOR 2012

We maintain three defined benefit retirement plans in which our named executive officers may participate. Mr. Hager joined the Company after the defined benefit retirement plans were closed to new participants, and therefore does not participate in the plans.

•	A tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

–	limitations imposed by the Code, and

–	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. All named executive officers, excluding Mr. Hager, are participants in the SRIP; therefore, BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits are limited by the Code.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) [1]	Payments During Last Fiscal Year ($)
John Richels[2],[3] ,[4]	Defined Benefit Plan SRIP	9 17	2,449,861 19,004,456	— —
Jeffrey A. Agosta	Defined Benefit Plan SRIP	16 16	1,195,676 1,482,009	— —
David A. Hager[5]	Defined Benefit Plan SRIP	— —	— —	— —
Darryl G. Smette[2]	Defined Benefit Plan SRIP	26 26	2,959,260 9,846,344	— —
Lyndon C. Taylor[6]	Defined Benefit Plan SRIP	8 13	1,107,311 2,973,109	— —

53	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

[1]

We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2012 under our pension plans assuming 25% of participants would elect a single life annuity, 15% of participants would elect a 50% joint and survivor annuity and 60% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the 2013 PPA Static mortality table and a discount rate of 4.65%. No pre-retirement decrements were used in this calculation.

[2]

Messrs. Smette and Richels are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan—Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

[3]

Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

[4]

Benefits payable to Mr. Richels under the SRIP are reduced by benefits under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of the Company. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

[5]	Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. As a result, he will not receive a benefit under the plans described in this table.

[6]

The value of Mr. Taylor’s SRIP benefit includes the effect of an additional service credit. The additional credited years of service increase the value of Mr. Taylor’s SRIP benefit by $1,607,396. The Committee granted the service credit in recognition that Mr. Taylor joined the Company mid-career, and that he would likely remain at the Company for the duration of his career. The service credit recognizes the value of his prior experience to the Company.

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income, based upon their final average compensation, years of credited service and reduced by Social Security benefits payable to the employee. Alternately an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

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NAMED EXECUTIVE COMPENSATION (cont’d)

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers who participate in the SRIP, Mr. Agosta and Mr. Taylor are not Grandfathered Participants. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement

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NAMED EXECUTIVE COMPENSATION (cont’d)

benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits. The SRIP may be informally funded through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION IN 2012

The following table shows information about our nonqualified deferred compensation plans, which are further described below.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
John Richels Deferred Compensation Plan	295,500	219,069	178,661	—	2,082,795
Jeffrey A. Agosta Deferred Compensation Plan	285,808	52,017	201,316	—	1,626,156
David A. Hager Deferred Compensation Plan Supplemental Contribution Restoration Plans (SCRPs) Supplemental Executive Retirement Plan (DC SERP)	433,000 — —	42,785 114,092 317,519	40,957 42,699 80,308	(38,961 — —)	624,359 262,943 742,214
Darryl G. Smette Deferred Compensation Plan	217,800	73,650	160,201	(150,823)	1,576,924
Lyndon C. Taylor Deferred Compensation Plan	83,700	53,733	114,504	—	1,026,121

[1]	The amounts in this column are already included in and not in addition to the amounts in the salary column or the bonus column in the Summary Compensation Table on page 47.

[2]	The amounts in this column are already included in and not in addition to the amounts in the “All Other Compensation” column of the Summary Compensation Table on page 47.

[3]

The Company neither guarantees a specific level of return nor provides above-market returns. Rather, participants in the Deferred Compensation Plan may elect for balances to track the performance of a sub-set of the investment choices available under the Company’s 401(k) Plan. The investment choices available on December 31, 2012, each of which is managed by a third party, produced the following returns for 2012: PIMCO Stable Income – Class 1, 0.33%; Neuberger Berman High Income Bond – Institutional Class, 14.64%; Vanguard Prime Money Market – Institutional Shares, 0.11%; PIMCO Total Return – Institutional Class, 10.36%; Large Cap Value Fund, 10.11%; Large Cap Growth Fund, 13.91%; Small/Mid Cap Value Fund, 15.02%; Small/Mid Cap Growth Fund, 6.35%; US Equity Index Fund, 16.30%; International Equity Index Fund, 18.10%; PIMCO All Asset All Authority, 17.66%; American Funds EuroPacific Growth – R6 Shares, 19.64%.

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NAMED EXECUTIVE COMPENSATION (cont’d)

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. The Defined Benefit Plan was closed to new entrants on October 1, 2007. Supplemental contributions of 8% or 16% of compensation that are determined based on years of benefit service were added to the 401(k) Plan for employees who are not accruing benefits in the Defined Benefit Plan.

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow participating employees, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan, who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Code limitations, and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive a contribution of a specified percentage of compensation annually. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated “without cause” or terminates his or her employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contribution, no contributions under the 401(k) plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment. The DC SERP may be informally funded through a rabbi trust arrangement.

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NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers;

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 Long-Term Incentive Plan; and

•	the 2009 Long-Term Incentive Plan, as amended and restated.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2012. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations.

John Richels

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	—	13,590,000	—	13,590,000		—	—
SRIP[2],[3]	21,032,000	21,032,000	—	32,636,000	[4]	21,032,000	19,475,000	[5]
BRP[2],[3]	—	—	—	—		—	—
Accelerated Vesting of Stock Options[6]	—	—	—	—		—	—
Accelerated Vesting of Restricted Stock[7]	—	16,565,373	—	16,565,373		—	16,565,373
Health Care Benefits[8]	—	39,276	—	39,361		—	—
Outplacement Services[9]	—	35,000	—	35,000		—	—

Total[1][0]	21,032,000	51,261,649	—	62,865,734		21,032,000	36,040,373

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NAMED EXECUTIVE COMPENSATION (cont’d)

Jeffrey A. Agosta

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	—	3,894,000	—	3,894,000		—	—
SRIP[2],[3]	1,110,000	1,110,000	—	8,851,000	[4]	1,110,000	1,569,000	[5]
BRP[2],[3]	—	—	709,000	—		—	—
Accelerated Vesting of Stock Options[6]	—	—	—	—		—	—
Accelerated Vesting of Restricted Stock[7]	—	3,587,274	—	3,587,274		—	3,587,274
Health Care Benefits[8]	—	54,964	—	54,964		—	—
Outplacement Services[9]	—	35,000	—	35,000		—	—

Total[1][0]	1,110,000	8,681,238	709,000	16,422,238		1,110,000	5,156,274

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	—	5,864,000	—	5,864,000	—	—
DC SERP[1][1]	1,146,914	1,146,914	—	2,402,414	1,146,914	1,146,914
SCRPs[1][2]	433,343	433,343	—	433,343	433,343	433,343
Accelerated Vesting of Stock Options[6]	—	66,160	—	66,160	—	66,160
Accelerated Vesting of Restricted Stock[7]	—	5,624,119	—	5,624,119	—	5,624,119
Health Care Benefits[8]	—	54,964	—	54,964	—	—
Outplacement Services[9]	—	35,000	—	35,000	—	—

Total[1][0]	1,580,257	13,224,490	—	14,479,990	1,580,257	7,270,526

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NAMED EXECUTIVE COMPENSATION (cont’d)

Darryl G. Smette

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	—	5,156,000	—	5,156,000		—	—
SRIP[2],[3]	9,851,000	9,851,000	—	9,802,000	[4]	9,851,000	8,680,000	[5]
BRP[2],[3]	—	—	9,851,000	—		—	—
Accelerated Vesting of Stock Options[6]	—	—	—	—		—	—
Accelerated Vesting of Restricted Stock[7]	—	4,100,387	—	4,100,387		—	4,100,387
Health Care Benefits[8]	—	39,276	—	39,276		—	—
Outplacement Services[9]	—	35,000	—	35,000		—	—

Total[1][0]	9,852,000	19,181,663	9,851,000	19,132,663		9,851,000	12,780,387

Lyndon C. Taylor

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)		Disability ($)	Death ($)
Base Salary/Bonus[1]	—	3,880,600	—	3,880,600		—	—
SRIP[2,3]	2,228,000	2,228,000	—	7,251,000	[4]	2,228,000	3,092,000	[5]
BRP[2,3]	—	—	654,000	—		—	—
Accelerated Vesting of Stock Options[6]	—	—	—	—		—	—
Accelerated Vesting of Restricted Stock[7]	—	3,725,335	—	3,725,335		—	3,725,335
Health Care Benefits[8]	—	54,964	—	61,514		—	—
Outplacement Services[9]	—	35,000	—	35,000		—	—

Total[10]	2,228,000	9,923,899	654,000	14,953,449		2,228,000	6,817,335

[1]

The employment agreements for our named executive officers provide that each executive is entitled to the payment of a pro rata share of any bonus for the performance period in which the termination occurs based on the number of days worked in the period. For purposes of quantifying the potential payments for our named executive officers upon a termination, we have assumed that a termination took place on December 31, 2012. As a result, each named executive officer would be entitled to the bonus they earned in 2012. Those bonus amounts are set forth in the bonus column of the Summary Compensation Table on page 47.

[2]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; therefore, participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Participants forfeit their benefits under the SRIP if they are terminated for “cause” and will instead receive benefits under the BRP except for Mr. Richels and Mr. Hager who are not participants in the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[3]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2012, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity, 15% would elect a 50% joint and survivor annuity and 60% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[4]

Under the SRIP, a participating named executive officer will receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if the officer is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment, within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2013.

[5]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

[6]

Values displayed for acceleration of vesting of stock options represent the number of options multiplied by the difference between the year end closing market price of our common stock which was $52.04 per share and the exercise price of each option.

[7]	Values displayed for acceleration of vesting of restricted stock represent the year end closing market price of our common stock which was $52.04 per share.

[8]

For all named executive officers, health care benefits are payable for 18 months following termination “without cause” or following their termination in connection with a change in control. All named executive officers are also entitled to a payment in an amount equal to 18 times the monthly COBRA premium following termination “without cause” or following their termination in connection with a change in control. The values in the tables are estimated based on our current cost of these benefits. For Messrs. Richels and Taylor, values include an enhancement of their post-retirement medical benefits in the amount of $85 and $6,550, respectively, upon a change in control.

[9]

Outplacement services are provided following termination “without cause” or following termination in connection with a change in control. The value in the table is estimated based on our current cost of this benefit.

[1][0]

Our nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[1][1]

Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Mr. Hager will receive an additional three years of contributions by the Company under the DC SERP if he is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control.

[1][2]	Mr. Hager’s benefit in the SCRPs will become 100% vested upon a change in control.

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NAMED EXECUTIVE COMPENSATION (cont’d)

EMPLOYMENT AGREEMENTS

All of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances.

Rights Upon Termination for Any Reason

Under the employment agreements, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	unpaid salary through the date of termination;

•	unused vacation pay;

•	bonuses that have already been earned; and

•	amounts otherwise entitled to under our employee benefit plans.

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer. “Aggregate annual compensation” is equal to the sum of:

–	the executive officer’s annual base salary, and

–	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•

payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

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NAMED EXECUTIVE COMPENSATION (cont’d)

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and three years of age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. In no event, however, should the additional years of age be construed to reduce or eliminate the executive’s right to coverage under the plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

–	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

–	no person owns 30% or more of the combined voting securities; and

–	the incumbent Board constitutes at least a majority of the Board after the transaction.

Long-Term Incentive Plan

In the award agreements, the Compensation Committee is authorized to provide for the acceleration of any unvested portions of any outstanding awards under our 2005 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012 upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon a change in control or the death of the executive. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

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NAMED EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2012, that may be issued under our equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	7,825,628	$69.12	22,617,602	[1]
Equity compensation plans not approved by security holders	—	—	—
Total	7,825,628	$69.12	22,617,602

[1]

Represents shares available for issuance pursuant to awards under the 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

John A. Hill, Chairperson

Robert A. Mosbacher, Jr.

Duane C. Radtke

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on March 31, 2013, except as set forth below:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	27,085,482	[1]	6.70%
George P. Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	22,661,034	[2]	5.58%

[1]	Based on an amended Schedule 13G/A filed February 4, 2013, Blackrock, Inc. states that it has sole voting power and sole dispositive power as to 27,085,482 shares.

[2]

Mr. Mitchell states that 14,827,417 shares are held by three trusts of which he is the sole trustee. Mr. Mitchell has sole voting and dispositive power over such shares. Mr. Mitchell states that 7,833,617 shares are held by a trust of which he is one of three trustees. Mr. Mitchell has shared voting and dispositive power over such shares.

Security Ownership of Management

The following table sets forth as of March 31, 2013, the number and percentage of shares of our common stock beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
J. Larry Nichols*	2,272,175	[2]	*	*
John Richels*	1,045,212	[3]	*	*
Darryl G. Smette	350,792	[4]	*	*
Lyndon C. Taylor	244,807	[5]	*	*
Jeffrey A. Agosta	220,744	[6]	*	*
David A. Hager	217,148	[7]	*	*
John A. Hill*	166,668	[8]	*	*
Michael M. Kanovsky*	148,052	[9]	*	*
Mary P. Ricciardello*	32,757	[10]	*	*
Robert A. Mosbacher, Jr.*	32,071	[1][1]	*	*
Duane C. Radtke*	25,000	[1][2]	*	*
Robert H. Henry*	15,100	[1][3]	*	*

All of our Directors and executive officers as a group Including those named above (15 persons)	5,199,598	[1][4]	1.28%

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (cont’d)

*	Director

**	Less than 1%

[1]	Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2013.

[2]

Includes 1,063,921 shares owned of record by Mr. Nichols, 93,566 shares owned indirectly by Mr. Nichols as Trustee of two family trusts in which he shares voting and investment power, 157,248 shares owned by Mr. Nichols’ spouse, and 957,440 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols. 34,000 of such shares, which represent approximately 1 1/2% of Mr. Nichols’ total beneficial ownership, are pledged.

[3]	Includes 468,802 shares owned of record by Mr. Richels, and 576,410 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[4]

Includes 20,348 shares owned of record by Mr. Smette, 119,419 shares owned indirectly by Mr. Smette through a trust in which he shares voting and investment power, 2,635 shares owned by Mr. Smette’s spouse and 208,390 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

[5]

Includes 17,836 shares owned of record by Mr. Taylor, 46,525 shares owned indirectly through a LLC in which he shares voting and investment power, 1,506 shares held in the Devon Energy Incentive Savings Plan and 178,940 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

[6]	Includes 78,194 shares owned of record by Mr. Agosta and 142,550 shares that are deemed beneficially owned pursuant to stock options held by Mr. Agosta.

[7]	Includes 75,598 shares owned of record by Mr. Hager and 141,550 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[8]

Includes 31,890 shares owned of record by Mr. Hill, 18,478 shares owned by a partnership in which Mr. Hill shares voting and investment power, 93,300 shares owned indirectly by Mr. Hill through a trust in which he shares voting and investment power and 23,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

[9]

Includes 52,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 23,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[10]

Includes 14,600 shares owned of record by Ms. Ricciardello, 97 shares held indirectly through a managed account in which Ms. Ricciardello shares voting and investment power, 60 shares held by her immediate family and 18,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[1][1]	Includes 20,071 shares owned of record by Mr. Mosbacher and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[1][2]	Includes 16,000 shares owned of record by Mr. Radtke and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[1][3]	Includes 6,100 shares owned of record by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[1][4]	Includes 2,587,880 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2012 were reported on a timely basis.

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INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols and John Richels is set forth under the caption “Election of Directors—Director Nominees.”

Jeffrey A. Agosta, Executive Vice President and Chief Financial Officer

Mr. Agosta, 45, was elected to the position of Executive Vice President and Chief Financial Officer in March 2010 and has been with the Company since 1997. He held the position of Senior Vice President—Corporate Finance and Treasurer from 2003 to 2010. Prior to joining Devon, Mr. Agosta was with the management consulting firm of D. R. Payne and Associates and with KPMG Peat Marwick. He holds a Bachelor’s degree in Accounting from the University of Oklahoma and is a Certified Public Accountant.

David A. Hager, Executive Vice President Exploration and Production

Mr. Hager, 56, holds the position of Executive Vice President Exploration and Production and has been with the Company since March 2009. From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of the Board of Directors. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp., and joined Sun Oil in 1981 and remained with the company when it was renamed Oryx Energy. During his tenure at Oryx he managed new ventures and deepwater projects around the world. Oryx merged with Kerr-McGee in 1999 and while at Kerr-McGee, Mr. Hager managed the company’s worldwide deepwater exploration and production operations then took over all of exploration and production in 2003. He later served as Kerr-McGee’s chief operating officer until it was acquired by Anadarko Corp. in 2006.

Mr. Hager has a Bachelor’s degree in Geophysics from Purdue University and a Master’s degree in Business Administration from Southern Methodist University.

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 46, holds the position of Executive Vice President Administration, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a Bachelor’s degree from East Central University, majoring in Accounting and Finance. Mr. Marcum is a Certified Public Accountant and a member of the Oklahoma Society of Certified Public Accountants.

Frank W. Rudolph, Executive Vice President Human Resources

Mr. Rudolph, 56, holds the position of Executive Vice President Human Resources and has been with the Company since 2007. From 2000 until he joined Devon, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a Bachelor’s degree in Administration from Illinois State University and a Master’s degree in Industrial Relations and Management from Loyola University of Chicago.

Darryl G. Smette, Executive Vice President Marketing, Midstream and Supply Chain

Mr. Smette, 65, holds the position of Executive Vice President Marketing, Midstream and Supply Chain and has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc. Mr. Smette serves on the Board of

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INFORMATION ABOUT EXECUTIVE OFFICERS (cont’d)

Directors of Panhandle Oil & Gas Inc. Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. He is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. Mr. Smette holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 54, holds the position of Executive Vice President and General Counsel and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor’s degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate degree from the University of Oklahoma.

William F. Whitsitt, Executive Vice President Public Affairs

Mr. Whitsitt, 68, holds the position of Executive Vice President Public Affairs and has been with the Company since 2008. For 11 years prior to joining Devon, Mr. Whitsitt served as a public affairs consultant in Washington, D.C. He also held the positions of president and chief operating officer for the American Exploration & Production Council, the national trade association representing the largest U.S. independent exploration and production companies. Previously he served as director of Government Affairs for the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and held the position of Vice President of worldwide Marketing and Public Affairs for Oryx Energy. Mr. Whitsitt holds a Doctoral degree in Public Administration from George Washington University.

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AGENDA ITEM 3.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2013

The Audit Committee and the Board of Directors have appointed KPMG LLP as our independent auditors for 2013. Representatives of KPMG LLP will be present at the 2013 Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In maintaining its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2014.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent auditors for 2013.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT DISCLOSING

LOBBYING POLICIES AND PRACTICES

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

The Board of Directors’ statement in opposition is set forth below. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Devon request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Devon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Devon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Devon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement:

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Devon’s long-term interests.

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AGENDA ITEM 4. STOCKHOLDER PROPOSAL FOR A REPORT DISCLOSING

LOBBYING POLICIES AND PRACTICES (cont’d)

For example, a company may lobby directly or through a trade association to weaken the Foreign Corrupt Practices Act dealing with bribery, or stop the EPA from regulating climate change.

In addition, Devon contributed a total of $500,000 to support American Solutions for Winning the Future, set up by Newt Gingrich to advance his political interests.

Devon is actively involved in the American Petroleum Institute & National Association of Manufacturers both very active lobbyists.

Devon spent approximately $2.33 million in 2010 and 2011 on direct federal lobbying activities, according to disclosure reports (Senate Records) and $373,000 on state lobby. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure.

This resolution received a 31% vote at Devon’s 2011 stockholders meeting.

Numerous companies are now being more transparent about their political spending and lobbying expenditures, oversight and decision making. Devon should follow suit.”

The Board of Directors recommends a vote “AGAINST” the proposal for the preparation of a report disclosing specified lobbying policies and practices.

Opposition Statement of the Company: This proposal requests the Board of Directors to authorize the preparation of a report disclosing the Company’s lobbying policies, procedures and practices. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors believes that the Company’s current disclosures regarding lobbying practices and procedures are significant, adequate and accessible. The Board of Directors agrees with the stockholder proponents regarding the importance of transparency and accountability with respect to use of staff time and corporate funds. However, we currently provide extensive disclosures regarding our lobbying practices and policies.

Nearly six years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

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AGENDA ITEM 4. STOCKHOLDER PROPOSAL FOR A REPORT DISCLOSING

LOBBYING POLICIES AND PRACTICES (cont’d)

All lobbying activities conducted by the Company and its employees must comply with applicable law and our “Code of Business Conduct,” which is available through our corporate website at www.devonenergy.com. Devon has adopted a Political Contributions and Activities Policy, which is included in our “Code of Business Conduct,” that sets forth the general requirements for the lobbying activities of Devon. As noted in the Political Contributions and Activities Policy, the Company’s Executive Vice President—Public Affairs oversees the Company’s lobbying practices and procedures.

Given our current policies and level of disclosure with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary. The Board of Directors also believes that additional disclosures with respect to lobbying practices would not provide useful information to our stockholders. As evidenced by the proponent’s supporting statement, information concerning our lobbying activities is already available. Further, we do not currently have a substantial involvement in lobbying activities and have historically spent an annual amount that totals less than 0.01% (less than one one-hundredth of a percent) of our total assets. Therefore, the Board of Directors believes that our expenditures on, and involvement with, lobbying activities are insignificant.

We do not directly engage in any “grassroots lobbying communication.” We also do not directly influence how the trade associations to which we contribute spend monies for lobbying purposes, nor is lobbying our primary purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

The Board of Directors believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance, resulting in the waste of valuable time and corporate resources tracking immaterial activity without materially altering the publicly-available disclosure that currently exists. Furthermore, by mandating the disclosure of certain trade association dues, adoption of the proposed policy may require the disclosure of proprietary information, which could raise other potential competitive and business-related concerns. The Board of Directors believes that our current disclosure, along with our process described above, is appropriate and in the best interest of the Company and our stockholders.

Finally, the Board of Directors opposes this resolution because many aspects of the proposal are vague or unworkable and may create confusion. For example, the definition of lobbying and the payments that would be considered lobbying-related vary from jurisdiction to jurisdiction and could include employee salaries, office rent, certain charitable contributions and employee travel expenses. Consequently, any listing of lobbying-related payments would be inconsistent and potentially confusing, because a particular payment may be considered “lobbying-related” in one jurisdiction but not in another.

In summary, this proposal seeks to impose requirements that are not required by law and are not standard among other companies. We already comply with existing regulations on disclosure and reporting of lobbying activities, which reports are publicly available to our stockholders. We believe that preparing and publishing the additional information requested by this proposal would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal for the preparation of a report disclosing specified lobbying policies and practices.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL REGARDING A

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

The Board of Directors’ statement in opposition is set forth below. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved: That the shareholders of Devon Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, over 80% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard In Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fall to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.”

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AGENDA ITEM 5. STOCKHOLDER PROPOSAL REGARDING A

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS (cont’d)

The Board of Directors recommends a vote “AGAINST” the proposal regarding a majority vote for director elections.

Opposition Statement of the Company: This proposal requests the Board of Directors to take steps to amend our organizational documents to provide that director nominees shall be elected by the affirmative vote of the majority of shares cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We remain committed to strong corporate governance and it is our fiduciary duty to act in the best interests of our stockholders. The proponent makes a generic, one-size-fits-all argument with respect to director elections that is neither necessary nor appropriate for us. Although a number of corporations have adopted a majority vote standard in recent years, after careful consideration the Board of Directors has determined that this stockholder proposal would not enhance stockholder value and would not be in the best interests of the Company or its stockholders.

The Board of Directors believes that the adoption of a strict majority voting standard is especially unwarranted and unnecessary in the Company’s case because we have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and our stockholders. The Board of Directors maintains a Governance Committee that consists entirely of independent directors, and all of the members of the Board of Directors are independent, other than our Executive Chairman, J. Larry Nichols, and our President and CEO, John Richels. The Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, our stockholders have consistently elected, by strong majorities, highly qualified directors with a diverse set of experiences, qualifications, attributes and skills, substantially all of whom have been “independent” within standards adopted by the NYSE and the SEC. Because our stockholders have a history of electing highly-qualified and independent directors using our current voting system, a change in the director election process is not necessary to improve our corporate governance.

The proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld”, is improbable—especially in light of our past voting results. Our stockholders have an excellent history of electing strong and independent directors. At last year’s Annual Meeting of Stockholders, each of the current nominees received an affirmative vote of greater than 86% of the shares voted. Reviewing our election results for the last 10 years, changing our current voting system to strict majority voting would have had no effect on any director elections in any election during that period. Moreover, the Board of Directors has adopted a director resignation policy, which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee receives a greater number of “withheld” votes that “for” votes. This allows the Governance Committee to consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors believes that the votes over this period reflect our stockholders’ confidence in the Board of Directors and in the strong corporate governance protections the Board of Directors has already implemented, and as a result, a majority voting standard is not necessary. Lastly, moving to majority voting would have no impact on the rights of stockholders to propose an alternate slate of directors because the proposal as present applies the majority voting standard only in the case of uncontested elections.

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AGENDA ITEM 5. STOCKHOLDER PROPOSAL REGARDING A

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS (cont’d)

The majority voting standard suggested by the proponent creates the potential for “failed elections” in an uncontested election where a nominee does not receive a majority of the votes cast. A failed election would either result in the existing director continuing to serve as a holdover director or create a vacancy for the Board to fill. It is possible that the Board could be faced with a potentially large number of vacancies at one time that could adversely affect our ability to comply with applicable NYSE listing standards or federal securities law requirements regarding qualified audit and compensation committees, the number of independent directors and financial experts. Similarly, the majority voting standard could leave the Board with an insufficient number of directors to conduct business or perform its duties. We do not believe that such a result furthers stockholder democracy. By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of directors is elected at each annual meeting of stockholders and that we can remain in compliance with the applicable NYSE listing standards and federal securities laws. A further complication is the NYSE’s recent changes to its broker non-vote rule, which now prohibits a broker from voting a customer’s shares in a director election when the stockholder customer has provided no direction to the broker, thus effectively reducing the total number of shares voted for directors.

The Board of Directors is also concerned that the majority vote requirement sought by the proponent could result in undue influence of certain activist stockholders whose interests and agenda may differ from those of our stockholders generally. We expect our directors to support policies that are in the long-term best interests of the Company and our stockholders, even if such choices could lead to “withhold” vote campaigns against qualified directors. The Board of Directors strongly believes that a stringent majority voting policy, and the potential distraction that ensues therefrom, does not enhance the ability of our directors to act in the long-term best interests of the Company and our stockholders.

The legal community, stockholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

Lastly, the Board of Directors notes that the failure to adopt majority voting standard has no effect on the ability of stockholders to express disapproval of the Board of Directors or individual members of the Board. The use of the “withhold vote” under a plurality voting standard, particularly when combined with a resignation policy like the one we have adopted, rather than causing one or more directors not to be elected, provides the Board of Directors with the flexibility to determine whether such a vote was intended only to send a message that warrants a reaction from the Board of Directors, or was an effort to remove a particular director from the Board of Directors. In either case, it would be a matter of serious consideration for the Board of Directors. Further, at the Board’s recommendation, stockholders approved an amendment to the Certificate of Incorporation to eliminate the Company’s classified board structure. All of the Company’s Directors stand for election each year, which enhances Director accountability to stockholders.

The Board of Directors fully appreciates the importance of the Annual Meeting in allowing stockholders the opportunity to put forward specific concerns they may have. We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. We do not believe that our interests, or our stockholders’ interests, would be best served

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AGENDA ITEM 5. STOCKHOLDER PROPOSAL REGARDING A

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS (cont’d)

by adopting majority voting at this time and abandoning a director election process that has served the Company well to date. Moreover, the director resignation policy that we have adopted provides many of the same benefits sought by this proposal while continuing to provide the protections necessary to prevent a group of stockholders from using our governance structure to their advantage at the expense of the rest of our stockholders. If the need arises in the future with respect to either a particular vote or a series of votes in which one or more directors receives a particularly low percentage of votes cast, the Board of Directors will, of course, consider all available facts and take action that is most appropriate given these facts.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal regarding a majority vote for director elections.

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR RIGHT TO ACT BY WRITTEN CONSENT

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 has notified Devon that he intends to submit the resolution set forth below at the Annual Meeting for action by the stockholders. The Board of Directors’ statement in opposition is set forth below. As of October 1, 2012, Mr. Chevedden owned no less than 50 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law which includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, rated Devon Energy “High Concern” in executive pay—$18 million for John Richels. Our highest paid executives continued to be given stock options that simply vested over time without job performance requirements.

Equity pay given as a long-term incentive should include job performance requirements. Our market-priced stock options could pay off due to a rising market alone, regardless of an executive’s job performance. Our Chairman was potentially entitled to $57 million and our CEO was potentially entitled to $56 million under a change in control.

In response to our 60% vote in favor of shareholders to be able to call a special meeting, our directors put forth a shrunken shareholder ability to call a special meeting that needed 150% more shareholders to call such a special meeting. This was under the leadership of Robert Mosbacher, who chaired our corporate governance committee. Mary Ricciardello, was also on this same committee and was involved with the bankruptcy of U.S. Concrete. Ms. Ricciardello was also 33% of our audit committee. Michael Kanovsky received our highest negative votes and was 33% of out audit committee. Mr. Mosbacher was runner-up in getting our most negative votes and was 33% of our executive pay committee.

Meanwhile, hundreds of employees will be laid off and there will be $125 million in related charges. And our directors did not turnaround any or most of the low-hanging fruit of strengthening our corporate governance highlighted in this proposal, which does not trigger even one layoff.

Please vote to protect shareholder value: Right to Act by Written Consent—Proposal 6”

The Board of Directors recommends a vote “AGAINST” the proposal for right to act by written consent.

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR RIGHT TO ACT BY WRITTEN CONSENT (cont’d)

Opposition Statement of the Company: This proposal requests that our Board of Directors take steps to allow a group of stockholders that together hold a majority of Devon’s outstanding shares to approve actions without holding a meeting of Devon’s stockholders. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

The Board of Directors believes that this proposal is not in the best interests of the stockholders because, unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable holders of a majority of our stock, potentially consisting of a small group of large, self-interested stockholders, to take action on a proposal without the involvement of other stockholders. In addition, it may be possible for stockholders representing a simple majority to take action (including agreeing to sell the Company) without giving prior notice or issuing a proxy statement that provides full discussion of the issues that are the subject of the consent solicitation, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny the stockholders who are outside the group seeking the proposed action the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board of Directors to reconsider the matter and voting on the proposed action. Action at a stockholders meeting affords all stockholders an equal opportunity to review, consider and vote on any proposal that a stockholder submits under Rule 14a-8 or pursuant to the procedures in our Bylaws. In contrast, action by less than unanimous written consent would allow opportunistic market participants who hold shares for only a short period of time potentially to determine the outcome on a particular issue without any notice to long-term investors. Moreover, members of the group acting by less than unanimous written consent only have to own their shares on the day that the consent is delivered to the Company. These members could borrow shares for that day or enter into other empty voting arrangements without making a longer-term economic investment in the Company. Such activities could be directed at very short-term speculation in stock prices, which could be at odds with our long-term, sustainable success.

The Board of Directors believes that action by written consent could not only lead to uninformed decision-making, but could also be costly and disruptive for the Company and result in stockholder confusion. The proposal would allow any stockholder, no matter how small its holdings, to solicit written consents as frequently as desired without informing the Company or, perhaps more importantly, other stockholders of the pendency of the solicitation. This is a limitation on stockholder democracy as well as on the transparency of the voting process. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the Company with little corresponding benefit to stockholders. Moreover, multiple groups of stockholders would be able to solicit written consents, some of which may be duplicative or conflicting. The Board of Directors believes that this process would only lead to confusion for our stockholders and a chaotic state of affairs for the Company.

Permitting stockholder action by less than unanimous written consent is not necessary to achieve the proponent’s objectives of improving governance status. To the contrary, the Board of Directors believes our corporate governance measures already include a number of positive attributes. The Board of Directors is committed to strong corporate governance and in recent years has demonstrated this commitment through the declassification of our Board of Directors (resulting in the annual election of the directors) and the adoption of a director resignation policy for those director nominees who do not receive a majority of votes cast for their election. The Board of Directors also allowed Devon’s stockholder rights plan or “poison pill” to expire without renewal and

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR RIGHT TO ACT BY WRITTEN CONSENT (cont’d)

has amended our Certificate of Incorporation to eliminate all supermajority voting provisions contained therein. Lastly, the Board of Directors amended our Certificate of Incorporation to add a right permitting stockholders who hold just 25% of the voting power of the Company’s outstanding capital stock to call a special meeting of stockholders. Not only is this a positive governance attribute, it also obviates the need to permit stockholders action by less than unanimous written consent by providing a means for stockholders to raise important matters outside of the normal annual meeting cycle. The proposal at issue here, however, will not enhance our corporate governance in any meaningful way, and the Board of Directors does not believe that the proposal is in the best interests of Devon or its stockholders.

The Board of Directors believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Not only do stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions, but it permits a more rigorous and careful consideration of proposed actions by both the Board of Directors and the stockholders. Information regarding a stockholder proposal to be voted upon at a stockholder meeting is widely disseminated through the required proxy statement. Proxy statements must include certain information with respect to a stockholder proposal, including information from the Board of Directors on a proposal that it considers not to be in the best interests of the Company. In addition, a meeting provides all stockholders with an opportunity to discuss concerns with other stockholders, with the Board of Directors and with management. The process of voting at a stockholders meeting provides for transparent, public and deliberate consideration of issues facing our Company and ensures that all stockholders have sufficient information and opportunity to weigh the arguments that all sides present. Adoption of this proposal, however, would mean that certain stockholders would not be able to debate the issues nor will they necessarily be able to vote on the proposed action. Further, adoption of this proposal is unnecessary in light of the actions that Devon has taken over the last several years to increase stockholder rights and ensure director accountability. The Board of Directors, therefore, believes that action by less than unanimous written consent would undermine stockholder democracy and is not in the best interests of the stockholders.

In summary, the Board of Directors believes the adoption of this proposal is unnecessary because we are committed to high standards of corporate governance and have taken numerous steps to achieve better governance and greater transparency and accountability to our stockholders. Further, following the Company’s 2012 Annual Meeting, our stockholders now have the right to call a special meeting. The Board of Directors will continue to consider whether changes to our organizational documents and corporate governance practices are appropriate and in the best interests of Devon and our stockholders.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal for right to act by written consent.

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SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2014 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 25, 2013. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2014 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2014 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or email: CorporateSecretary@dvn.com between February 5, 2014 and March 7, 2014 in order to be considered timely, and must otherwise comply with the provisions of our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 24, 2013	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, OK 73102

DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M59104-P33131-Z59522	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors Nominees:	☐	☐	☐
01) 02) 03) 04)	Robert H. Henry John A. Hill Michael M. Kanovsky Robert A. Mosbacher, Jr.	05) 06) 07) 08)	J. Larry Nichols Duane C. Radtke Mary P. Ricciardello John Richels

The Board of Directors recommends a vote “FOR” Agenda Item 2.	For	Against	Abstain	The Board of Directors recommends a vote “AGAINST” Agenda Item 5.	For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐	5.	Majority Vote Standard for Director Elections.	☐	☐	☐
The Board of Directors recommends a vote “FOR” Agenda Item 3.	The Board of Directors recommends a vote “AGAINST” Agenda Item 6.

3. Ratify the appointment of the Company’s Independent Auditors for 2013.	☐	☐	☐	6.	Right to Act by Written Consent.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Agenda Item 4.	7.	OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.
4. Report Disclosing Lobbying Policies and Practices.	☐	☐	☐

I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.
For address changes and/or comments, please check this box	☐
and write them on the back where indicated.	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

• Notice and Proxy Statement

• Annual Report on Form 10-K

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M59105-P33131-Z59522

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 5, 2013, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3, and recommends a vote “AGAINST” Items 4, 5 and 6 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN,THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE